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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Agreements dated July 5, 2000 with Non-Employee Directors and the Warrant Agreement dated July 5, 2000 of Weatherford International, Inc. of our report dated March 29, 1999, with respect to the consolidated balance sheet of Dailey International Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998, the eight month period ended December 31, 1997 and for each of the two years in the period ended April 30, 1997, incorporated by reference in Weatherford International, Inc.'s Form 8-K dated June 19, 2000.


                                       /s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Houston, Texas
October 20, 2000